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                                                              EXHIBIT 99.(e)(22)

                       FIRST AMENDMENT TO RIGHTS AGREEMENT

     This Amendment is made and entered into as of the 24/th/ day of May, 2000, by and between Protocol Systems, Inc. (the "Company") and ChaseMellon Shareholder Services, L.L.C. (as successor to First Interstate Bank of Oregon, N.A.) (the "Right Agent"), under the Rights Agreement, dated as of March 20, 1992, by and between the Company and the Rights Agent (the "Agreement").

     WHEREAS, the Company and the Rights Agent have heretofore executed and entered into the Rights Agreement;

     WHEREAS, pursuant to Section 27 of the Rights Agreement, the Company may from time to time prior to any person becoming an Acquiring Person (as defined in the Rights Agreement) supplement or amend the Rights Agreement in accordance with the provisions of Section 27 thereof;

     WHEREAS, it is proposed that the Company enter into an Agreement and Plan of Merger (the "Merger Agreement"), among the Company, Welch Allyn, Inc. ("Parent") and Welch Allyn Acquisition Corporation, a wholly-owned subsidiary of Parent ("Merger Sub");

     WHEREAS, the Board of Directors of the Company has determined that the transactions contemplated by the Merger Agreement are fair to and in the best interests of the Company and its shareholders; and

     WHEREAS, the Board of Directors has determined that it is in the best interests of the Company and its shareholders to amend the Agreement to exempt the Merger Agreement and the transactions contemplated thereby from the application of the Rights Agreement.

     NOW, THEREFORE, the Company and the Rights Agent hereby amend the Rights Agreement as follows:

     1. Section 1(a) of the Agreement is hereby amended by adding the following sentence at the end of such Section:

     "Notwithstanding anything in this Agreement to the contrary, neither Welch Allyn, Inc., a New York corporation ("Parent"), Welch Allyn Acquisition Corporation, an Oregon corporation and wholly-owned subsidiary of Parent ("Merger Sub"), or any of their Affiliates or Associates shall be deemed to be an Acquiring Person by virtue of the approval, execution or delivery of the Agreement and Plan of Merger dated May 24, 2000 by and among the Company, Parent and Merger Sub (the "Merger Agreement") or any purchase of Common Shares pursuant to the terms of the Merger Agreement."

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     2.  Section 1(g) of the Rights Agreement is amended by adding the following sentence at the end of such Section:

     "Notwithstanding anything in this Agreement to the contrary, a Distribution Date shall not be deemed to have occurred as the result of the approval, execution or delivery of the Merger Agreement, the announcement or commencement of a tender offer for Common Shares pursuant to the terms of the Merger Agreement or any purchase of Common Shares pursuant to the terms of the Merger Agreement."

     3. Section 20(c) of the Rights Agreement is amended to add the following sentence at the end of such Section:

     "Anything to the contrary notwithstanding, in no event shall the Rights Agent be liable for special, punitive, indirect, consequential or incidental loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Rights Agent has been advised of the likelihood of such loss or damage."

     4. Section 29 of the Rights Agreement is amended to add the following sentence at the end of such
Section:

     "Nothing in this Agreement shall be construed to give any holder of Rights or any other Person any legal or equitable rights, remedies or claims under this Agreement by virtue of the execution of the Merger Agreement, or by virtue of any of the transactions contemplated by such agreement."

     5. This Amendment shall become effective as of the date of the Merger Agreement. If the Merger Agreement is terminated, this Amendment shall be null and void and the Company shall promptly notify the Rights Agent in writing of such an occurrence.

     6. This Amendment shall be deemed to be a contract made under the laws of the State of Oregon and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts to be made and performed entirely within such state.

     7. This Amendment may be executed in any number of counterparts, each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

     8. In all respects not inconsistent with the terms and provisions of this Amendment, the Rights Agreement is hereby ratified, adopted, approved and confirmed. In executing and delivering this Amendment, the Rights Agent shall be entitled to all of the privileges and immunities afforded to the Rights Agent under the terms and conditions of the Rights Agreement.

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     9.  If any term, provision, covenant, or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment, and of the Rights Agreement, shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

     IN WITNESS WHEREOF, the parties hereto having caused this Amendment to be duly executed as of the date and year first above written.

                                      PROTOCOL SYSTEMS, INC.


                                      By:  /s/ Robert F. Adrion
                                         ---------------------------------------
                                           Robert F. Adrion
                                           President and Chief Executive Officer

                                      CHASEMELLON SHAREHOLDER SERVICES, L.L.C.


                                      By:  /s/ Dennis Treibel
                                         ---------------------------------------
                                           Dennis Treibel
                                           Vice President

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